Dentons US LLP 1221 Avenue of the Americas, New York NY 10020-1089 United States dentons.com

November 3, 2023

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, South Dakota 57104

Re:	SAB Biotherapeutics, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as counsel to SAB Biotherapeutics, Inc. a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 3, 2023 (the “Registration Statement,” and the prospectus which forms a part of the Registration Statement, the “Prospectus”) under the Securities Act of 1933, as amended (the “Act”), covering the resale of up to an aggregate of 412,698,389 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 42,033,326 shares of Common Stock issuable upon conversion of 26,481 shares of Series A-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”) that are currently outstanding (the “Series A-1 Shares”), and (ii) up to 370,665,063 shares of Common Stock (the “Warrant Shares”) consisting of (a) 81,776,186 shares of Common Stock issuable upon conversion of 51,519 shares of Series A-1 Preferred Stock and/or Series A-3 Convertible Preferred Stock, par value $0.0001 per share (the “Series A-3 Preferred Stock”) issuable on the exercise of preferred stock tranche A warrants (the “Tranche A Warrants”), (b) 82,539,678 shares of Common Stock issuable upon conversion of 52,000 shares of Series A-3 Preferred Stock issuable on the exercise of preferred stock tranche B warrants (the “Tranche B Warrants”), and (c) 206,349,199 shares of Common Stock issuable upon conversion of 130,000 shares of Series A-3 Preferred Stock issuable on the exercise of preferred stock tranche C warrants (the “Tranche C Warrants” and together with the Tranche A Warrants and Tranche B Warrants, the “Preferred Warrants”). The Series A-1 Shares, Warrants Shares and Preferred Warrants were issued pursuant to a Securities Purchase Agreement, dated September 29, 2023 by and among the Company and the purchasers named therein (the “Purchase Agreement”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with the Company’s (i) certificate of incorporation and bylaws, each as amended and restated; (ii) the Registration Statement, including the Prospectus; (iii) corporate proceedings of the Company relating to the issuance of the securities described herein; (iv) the Purchase Agreement, (v) the Preferred Warrants, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter. As to certain factual

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matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that (i) the Series A-1 Shares, Series A-2 Shares and Series A-3 Shares when issued in accordance with the terms of the Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series A-3 Preferred Stock, will be validly issued, fully paid and nonassessable, and (iii) the Warrant Shares when issued in accordance with the Series A-3 Preferred Stock upon exercise and in accordance with the terms of the Preferred Warrants, will be validly issued, fully paid and nonassessable.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of our opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dentons US LLP Dentons US LLP